KNOLL

Knoll Announces 10b5-1 Plan

EAST GREENVILLE, Pa., February 28, 2007 -- Knoll, Inc. (NYSE: KNL) announced today that it adopted a written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 (the "Company 10b5-1 Plan") to facilitate repurchases between March 1, 2007 and April 23, 2007 under its $50,000,000 share repurchase plan announced in February 2006 (the "Share Repurchase Plan"). Under the Company 10b5-1 Plan, Bank of America Securities LLC will have the authority to repurchase up to an aggregate of approximately $10.0 million worth of Knoll common stock on behalf of the Company during the period. The Company 10b5-1 Plan does not require that any shares be purchased, and there can be no assurance that any shares will be purchased. Purchases may be made under the Company 10b5-1 Plan beginning March 1, 2007. The Share Repurchase Plan will continue to be in effect following the expiration of the Company 10b5-1 Plan, which expires on the earlier of April 23, 2007 or the date on which purchases are completed.

A 10b5-1 plan allows the Company to repurchase shares at times when it would ordinarily not be in the market because of the Company's trading policies or the possession of material non-public information.

Certain statements in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release. The words "believe," "expect," "anticipate," "estimate," "guidance," "target" and similar expressions identify forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.

Headquartered in East Greenville, Pennsylvania, Knoll, founding sponsor of the World Monuments Fund Modernism at Risk program, serves clients worldwide. The Company operates four manufacturing sites in North America: East Greenville, Pennsylvania; Grand Rapids and Muskegon, Michigan; and Toronto, Ontario. In addition, Knoll has plants in Foligno and Graffignana, Italy. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

Investors:

Barry L. McCabe

Senior Vice President and Chief Financial Officer

215 679-1301

bmccabe@knoll.com

Media:

David E. Bright

Vice President, Communications

212 343-4135

dbright@knoll.com